Exhibit 99.1

Sterling Financial Corporation of Spokane, Washington, Announces First-Quarter 2009 Results

  Total Risk-Based Capital of 13.0%
  Strong Liquidity Position Maintained
  Annual Deposit Growth of 8%
  Strong Growth in Mortgage Banking Operations Income

SPOKANE, Wash.--(BUSINESS WIRE)--April 23, 2009--Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced results for the first quarter ended March 31, 2009, of a net loss of $20.4 million, reflecting a provision for credit losses of $65.9 million but not including the payment of $4.3 million in preferred dividends to the U.S. Department of the Treasury under its Capital Purchase Program. After the payment of preferred dividends, earnings available to common shareholders were negative $24.8 million, or $0.48 per common share. Earnings for the first quarter ended March 31, 2008, were $2.9 million, or $0.06 per common share, and reflected a provision for credit losses of $37.1 million. "Our core banking operations performed solidly in the quarter. Revenues were up 6% year over year. Our mortgage banking operations benefited from lower interest rates, which led to a significant increase in the volume of residential mortgage originations. Income from mortgage banking operations was up 115% from a year ago," stated Harold B. Gilkey, chairman and chief executive officer. "The elevated loan loss provision, while down significantly from the fourth quarter of 2008, reflects ongoing asset-quality challenges in the current economy."

Sterling's capital and liquidity positions remained strong at quarter end. Sterling's total risk-based capital ratio was 13.0% at March 31, 2009. Sterling had $3.08 billion of cash equivalents and securities on its balance sheet. "We made progress lowering our funding cost structure and, thereby, improved a number of our financial metrics. Core deposits rose 3% over the linked quarter; our net interest margin increased to 2.97% from 2.80% from the prior quarter; and, operating efficiency improved to 62.7%," commented Mr. Gilkey.

First-Quarter 2009 Highlights

  Total deposits increased 8% from a year ago to a record $8.49 billion.
  Net interest margin improved to 2.97% from 2.80% in the linked quarter.
  Income from mortgage banking operations rose 115% year over year.
  All capital ratios remain above "well-capitalized" levels.
  Total assets were $12.82 billion.
  Total loans receivable were $8.68 billion.
  Sterling expanded lending initiatives to benefit consumers and businesses.

Operating Results

Revenues

Sterling's revenues, comprised of net interest income and non-interest income, rose 6% to $120.5 million for the quarter ended March 31, 2009, from $113.2 million for the quarter ended March 31, 2008. Higher income from mortgage banking operations and net gains on the sale of securities were the primary drivers of year-over-year growth in revenues.

Net Interest Income

Sterling's net interest income was $87.7 million for the quarter ended March 31, 2009, compared with $83.3 million for the quarter ended December 31, 2008, and $92.1 million for the quarter ended March 31, 2008.

The 5% increase in Sterling's net interest income on a linked-quarter basis reflects a 17-basis-point expansion in its net interest margin on a tax equivalent basis to 2.97% from 2.80% in the fourth quarter of 2008. Average funding costs in the first quarter of 2009 were reduced by 41 basis points over the prior quarter. During this period, average funding costs declined more than the yield on interest earning assets, which contracted 28 basis points.

The year-over-year decrease of 5% in Sterling's net interest income primarily reflects a reduction in Sterling's net interest margin on a tax equivalent basis of 27 basis points to 2.97% from 3.24%. Sterling's higher level of non-performing assets, including non-accrual loans and other real estate owned (OREO), and its asset sensitivity, during a declining interest rate environment, were reasons for the decrease in net interest margin.

Non-Interest Income

Non-interest income primarily includes fees and service charges income, mortgage banking operations and other items such as bank-owned life insurance, loan servicing fees and OREO operations. In the first quarter of 2009, non-interest income rose 55% to $32.8 million from $21.2 million in the first quarter of 2008. The increase in non-interest income was driven by higher levels of income from mortgage banking operations and gains on the sales of securities.

Mortgage banking operations income in the first quarter of 2009 rose 115% to $13.3 million from $6.2 million in the first quarter of 2008, continuing the trend that started in the fourth quarter of 2008. For the first quarter of 2009, total residential mortgage originations were $710.6 million, with residential loan sales of $776.5 million, compared with originations of $411.1 million and loan sales of $335.5 million in the first quarter of 2008. "Our residential mortgage subsidiary, Golf Savings Bank, experienced a healthy annual increase in gain on loan sales during the quarter thanks to lower interest rates and programs designed to spur lending consistent with the U.S. Treasury’s Capital Purchase Program investment," commented Mr. Gilkey.

For the quarter ended March 31, 2009, fees and service charges income contributed $13.8 million to non-interest income, compared with $14.2 million in the first quarter of 2008. Fees and service charges income continues to reflect higher analyzed account fees, loan-related fees and transaction fees, offset by a decrease in fees related to Sterling's Balance Shield Program and lower commissions from Sterling's Wealth Management group. Income from certain fees and service charges is influenced by the number of transaction accounts. At quarter end, the total number of transaction accounts was up 2% year over year.

Sterling recognized net expenses on OREO of $4.5 million in the first quarter of 2009, compared with $106,000 in the first quarter of 2008. The elevation in OREO expenses during the quarter reflects a decline in asset values subsequent to acquisition as well as write-downs to align valuations with pending OREO sales.

For the first quarter of 2009, Sterling reported other income of $8.5 million, which was primarily comprised of net gains on the sale of securities. This compares with other expense of $399,000 for the first quarter of 2008.

Non-Interest Expenses

Non-interest expenses rose 5% to $75.5 million in the first quarter of 2009 from $72.1 million in the first quarter of 2008. Excluding Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums, which rose by $2.5 million, non-interest expenses increased 1% year over year. The small increase in non-interest expenses reflects improved operating efficiencies and tight cost controls. During the quarter, Sterling began realizing the benefits of systemic process improvements relating to the closure of two item processing centers following the complete rollout of remote teller capture systems. On a year-over-year basis, the number of full-time equivalent employees decreased by 39 to 2,518. ''Our efforts to improve our cost structure and increase operating efficiency are reflected in our operating efficiency ratio, which improved to 62.7% from 63.7% over the last year," Mr. Gilkey said.

Lending

Reflecting less demand for credit in a slowing economy, loan originations during the first quarter of 2009 declined 10% to $970.5 million from year-ago levels. Consistent with Sterling's strategic goal of reducing construction loans as a percent of its total loan portfolio, total construction originations decreased to $18.3 million during the quarter compared with $264.3 million during the same quarter a year ago. Stimulated by historically low mortgage rates, residential mortgage originations climbed 73% from the year-ago period to $710.6 million.

Loan originations relative to the fourth quarter of 2008 rose 35%. This sequential increase reflects Sterling's effort, since December 2008, to expand and enhance lending initiatives to support and restore economic growth and development in the communities it serves with capital raised through the U.S. Department of the Treasury's Capital Purchase Program. Sterling's lending initiatives focus on funding affordable housing, small business loans and financing programs to support business growth.

At March 31, 2009, Sterling's loans receivables were $8.68 billion, compared with $8.81 billion at the end of the fourth quarter of 2008, and $9.12 billion at March 31, 2008. The contraction in Sterling's loan portfolio reflects management's strategic decision to lower the amount of residential construction loans in its asset mix. At the end of the first quarter of 2009, residential construction represented 15% of Sterling's loan portfolio, compared with 21% at the end of the first quarter of 2008. Over last year, residential construction loans decreased by $611.5 million to $1.33 billion at March 31, 2009.

Credit Quality

In the first quarter of 2009, Sterling recorded a $65.9 million provision for credit losses, compared with $228.5 million for the linked quarter, and $37.1 million for the same period a year ago. This provision stems from higher levels of classified assets and higher loss rates. Classified assets include non-performing loans and OREO. As of March 31, 2009, classified assets were $1.07 billion, compared with $984.9 million at December 31, 2008, and $402.8 million at March 31, 2008. "Construction assets represent 70% of total classified assets. During the first quarter, we observed a slowdown in the growth rate of classified construction assets, while weakness in the overall economy has contributed to moderately increased levels of classified assets in our commercial banking, commercial real estate and non-owner occupied residential portfolios. We have taken steps to contain further growth of classified assets in these loan segments. The success of our efforts will depend, in part, on the stabilization of our local economies," observed Mr. Gilkey.

At March 31, 2009, non-performing assets totaled $670.0 million, compared with $610.7 million at December 31, 2008, and $223.1 million at March 31, 2008. The linked-quarter growth of non-performing assets was 10%, representing a deceleration in the rate of quarterly growth, which, had ranged between 36% and 65% over the previous four quarters. Sterling believes that the slowing growth rates of classified and non-performing assets, mainly related to construction, reflects the cumulative efforts of its construction credit team, which has been in place for more than one year to identify, manage and resolve stressed assets. The process of resolving problem assets involves restructuring loans; obtaining additional collateral; repossessing problem assets and evaluating loans in relation to fair market value. Cumulatively, Sterling has written down its non-performing assets by $244.0 million as of March 31, 2009, compared with write-downs of $207.7 million as of December 31, 2008 and $4.2 million as of March 31, 2008. At March 31, 2009, non-performing assets include $46.7 million of restructured loans that are performing in accordance with their new terms and are accruing interest, compared with $29.5 million as of December 31, 2008, and none as of March 31, 2008. OREO, net of allowances, was $83.6 million at quarter end, compared with $62.3 million in the linked quarter, and $13.0 million in the year-ago quarter. OREO is included in non-performing assets.

The largest loan segment of non-performing assets continues to be construction, including residential, commercial and multifamily. Non-performing construction loans, representing 79.4% of total non-performing assets, increased 10%, or by $47.4 million, to $532.3 million for the first quarter of 2009 from the fourth quarter of 2008. Of the $47.4 million increase, residential construction made up $43.0 million, commercial construction contributed $7.5 million, while multifamily construction declined $3.1 million.

During the first quarter, Sterling introduced a lending incentive plan to increase sales velocity of newly constructed homes currently financed by Sterling. Under the program, qualified homebuyers may select between a rate as low as 3.875% on a 30-year conventional mortgage or a 3% contribution, up to $20,000, from Sterling that can be used for closing costs or rate buy-downs on FHA, VA or conventional loans. For the quarter, Sterling closed 52 loans with aggregate sales of $18 million, or an average selling price of approximately $353,000 per loan under this program. Sterling anticipates continued success with this program during the second quarter of 2009. “Our homebuyer incentive program is an exciting new approach that our construction credit team is using to resolve problem assets and stem future growth of non-performing assets," commented Mr. Gilkey.

Non-performing commercial real estate assets, which includes multifamily, increased to $25.3 million from $12.5 million over the linked quarter. During the quarter, some of Sterling's commercial real estate credits, especially in the northern California market, experienced a slowdown in lease-ups, which affected the borrowers’ cash flows and ability to meet debt service requirements.

In Sterling's other loan categories such as residential mortgage, commercial banking and consumer, the year-over-year change in non-performing assets generally reflects the slowdown in the economy.

At March 31, 2009, the allowance for credit losses totaled $230.3 million, or 2.59% of total loans, compared with $229.7 million, or 2.55% of total loans at December 31, 2008, and $151.3 million, or 1.63% of total loans at March 31, 2008. During the quarter, Sterling recognized total net charge-offs of $65.2 million, the majority of which is related to non-performing construction loans. The year-to-date ratio of net charge-offs to average loans was 0.70%, compared with 2.37% last quarter, and 0.03% in the comparable period last year. Management believes the allowance is adequate given its current analysis of the loan portfolio and the relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets. "The resolution process is beginning to lead to a slowing in the growth of classified assets as well as some recoveries from the disposition of OREO. We anticipate continued progress in upcoming quarters. Still, it will take several more quarters for our credit administration team to fix, repair and manage problem assets," said Mr. Gilkey.

The accompanying table shows an analysis of Sterling's non-performing assets by loan category and geographic region for the current, prior and year-ago quarters.

NON-PERFORMING ASSET ANALYSIS
($ in thousands)
	3/31/2009		12/31/2008		3/31/2008
	Amt	% of Gross NPAs	Amt	% of Gross NPAs	Amt	% of Gross NPAs
Residential construction (by location)
Portland, OR	$118,524	18%	$117,350	19%	$7,567	3%
Puget Sound	83,711	12%	73,878	12%	23,356	10%
S. California	64,818	10%	67,824	11%	28,032	13%
Boise, ID	37,921	6%	23,356	4%	37,338	17%
Utah	26,823	4%	29,586	5%	15,372	7%
Bend, OR	26,114	4%	22,136	4%	20,927	9%
Vancouver, WA	23,945	4%	14,486	2%	19,943	9%
Other	71,527	11%	61,722	10%	15,894	8%
Total residential construction	453,383	68%	410,338	67%	168,429	76%

Commercial construction (a)	78,888	12%	74,501	12%	9,847	4%

Commercial banking	56,118	8%	61,520	10%	31,481	14%

Residential real estate	50,420	8%	46,043	8%	3,900	2%

Commercial real estate (a)	25,276	4%	12,510	2%	6,582	3%

Consumer	5,866	1%	5,753	1%	2,845	1%
Total gross NPAs (b)	$669,951	100%	$610,665	100%	$223,084	100%

Specific reserves	(16,970)		(19,535)		(19,084)
Total net NPAs (b)	$652,981		$591,130		$204,000

(a) Includes multifamily.

(b) Includes confirmed loss amounts of $185.0 million for 3/31/09, $163.9 million for 12/31/08, and $0.0 million for 3/31/08.

Balance Sheet and Capital Management

At March 31, 2009, Sterling's total assets were $12.82 billion, compared with total assets of $12.79 billion at December 31, 2008, and $12.69 billion at March 31, 2008. The total value of Sterling's cash equivalents and investment-grade securities was $3.08 billion at March 31, 2009, up from $2.96 billion at December 31, 2008, and $2.50 billion at March 31, 2008. As of March 31, 2009, Sterling had additional borrowing capacity of $3.1 billion through the Federal Home Loan Bank of Seattle, reverse repurchase agreements, and primary-credit and term-auction facilities from the Federal Reserve Bank. Sterling's total deposits rose to a record $8.49 billion, representing an 8% increase over the first quarter of last year and a 7% increase annualized over the linked quarter. "Sterling has experienced both growth of deposits and a favorable shift in the mix of its deposit base. Sterling also is participating in the FDIC's voluntary expanded insurance program, which provides, without charge to depositors, full guarantee on non-interest bearing transaction accounts held by any depositor, regardless of dollar amount," stated Mr. Gilkey.

At March 31, 2009, Sterling's tangible book value per share was $10.99, down from $11.41 at the end of the fourth quarter of 2008, and down from $13.68 at the end of the first quarter of 2008. Both the year-over-year and linked-quarter decreases in tangible book value primarily reflect the net loss resulting from a higher provision for credit losses.

Sterling's ratio of tangible shareholders' equity to tangible assets was 6.91% at the end of the first quarter of 2009, compared with 7.07% at the end of the fourth quarter of 2008, and 5.81% at the end of the first quarter of 2008. Risk-based capital ratios continue to exceed the "well-capitalized" requirements. At March 31, 2009, Sterling's total risk-based capital ratio was 13.0%, and above the regulatory minimum "well-capitalized" requirement of 10.0%.

First-Quarter 2009 Earnings Conference Call

Sterling will host a conference call for investors the morning of April 24, 2009, at 8:00 a.m. PDT to discuss the company's financial results. A live audio webcast of the conference call can be accessed at the company's website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the audio webcast icon. Additionally, investors may listen to the live conference call by telephone. To participate in the conference call, domestic callers should dial 517-308-9194 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A webcast replay of the conference call will be available on the company's website approximately one hour following the completion of the call. The webcast replay will be offered through June 15, 2009.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of March 31, 2009, Sterling Financial Corporation had assets of $12.82 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. When used in this release, the words "expects," "'anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:
Investor Contacts:
Sterling Financial Corporation
Daniel G. Byrne, 509-458-3711
EVP/Chief Financial Officer
or
Deborah L. Wardwell, 509-354-8165
VP/Investor Relations Director
or
Media Contact:
Sterling Savings Bank
Cara Coon, 509-626-5348
VP/Communications Manager